EXHIBIT 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
          We have issued our report dated May 21, 2007, accompanying the consolidated financial statements and schedule incorporated by reference in the Annual Report of Environmental Tectonics Corporation and Subsidiaries on Form 10-K for the year ended February 23, 2007. We hereby consent to the incorporation by reference of said report in the Registration Statements of Environmental Tectonics Corporation and Subsidiaries on Forms S-8 (File No. 333-131322, effective January 27, 2006, File No. 333-65469, effective October 8, 1998 and File No. 2-92407, effective August 14, 1984), Form S-3A (File No. 333-29083, effective July 2, 1997) and Forms S-3 (File No. 333-29083, effective June 12, 1997 and File No. 33-42219, effective September 4, 1991).
/s/Grant Thornton LLP
Philadelphia, Pennsylvania
May 21, 2007